SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                       RATIOS OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)



                                                                       Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                          1994               1995           1996            1997           1998           1999
                                      --------------    --------------  --------------  -------------  -------------  --------------


EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)    $   1,081,800     $   1,143,477   $   1,108,410  $  1,049,866   $    999,910    $     992,354
Add:
  Taxes on income (2)                       452,091           509,632         511,819       520,468        442,356          438,006
  Rentals (3)                                 3,512             4,018           3,269         2,639          2,208            1,901
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (4)               1,870             1,848           1,824         1,797          1,767            1,735
  Spent nuclear fuel interest (6)                68                 -               -             -              -                -
  Amortization of previously
      capitalized fixed charges               2,271             1,185             814         1,127          1,571            1,508
                                       -------------      ------------   -------------  ------------   ------------    -------------
Total earnings before income
  taxes and fixed charges (A)         $   1,541,612     $   1,660,160   $   1,626,136  $  1,575,897   $  1,447,812    $   1,435,504
                                       =============      ============   =============  ============   ============    =============




FIXED CHARGES:
  Interest and amortization           $     443,219     $     463,786   $     453,015  $    444,272   $    484,788    $     482,933
  Rentals (3)                                 3,512             4,018           3,269         2,639          2,208            1,901
  Capitalized fixed charges -
      nuclear fuel (5)                          254             1,531           1,711         2,398          1,294            1,211
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)               1,870             1,848           1,824         1,797          1,767            1,735
  Spent nuclear fuel interest (6)                68                 -               -             -              -                -
                                       -------------      ------------   -------------  ------------   ------------    -------------
Total fixed charges (B)               $     448,923     $     471,183   $     459,819  $    451,106   $    490,057    $     487,780
                                       =============      ============   =============  ============   ============    =============


RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                     3.43              3.52            3.54          3.49           2.95             2.94
                                       =============      ============   =============  ============   ============    =============
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(1)  Includes  allowance for funds used during construction and accrual of unbilled revenue.
(2)  Includes allocation of federal income and state franchise taxes to other income.
(3)  Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)  Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)  Includes fixed charges associated with Nuclear Fuel.
(6)  Represents interest on spent nuclear fuel disposal obligation.